Exhibit 5.2

[LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLC]

December 6, 2017

Eros International Plc 550 County Avenue Secaucus, New Jersey 07094
Re:	Eros International Plc Public Offering of Notes and Warrants

Ladies and Gentlemen:

We have acted as special counsel to Eros International Plc, an Isle of Man private limited company (the “Company”), in connection with: (i) the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form F-3 (File No. 333-219708) (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”); (ii) the prospectus included therein; (iii) the prospectus supplement, dated December 4, 2017, filed with the Commission on December 4, 2017 pursuant to Rule 424(b) of the Securities Act (“the Prospectus Supplement”); and (iv) the offering by the Company pursuant to the Prospectus Supplement of $122,500,000 aggregate principal amount of the Company’s Senior Convertible Notes due 2020 (the “Notes”) and warrants to purchase 2,000,000 of the Company’s A ordinary shares, par value GBP 0.30 per share (the “Warrants” and, together with the Notes, the “Securities”).

The Notes have been issued pursuant to the Indenture dated as of December 6, 2017 between the Company and Wilmington Savings Fund Society, FSB, as trustee (the “Base Indenture”), as supplemented by the First Supplemental Indenture dated as of December 6, 2017 between the Company and Wilmington Savings Fund Society, FSB, as trustee (the “Supplemental Indenture” and the Base Indenture as supplemented by the Supplemental Indenture, the “Indenture”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the Supplemental Indenture, the Notes, the Warrant and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Eros International Plc

December 6, 2017

Based on the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, the Securities are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed above are subject to the following exceptions, qualifications, limitations and assumptions:

A.       We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America. This opinion is limited to the effect of the current state of the laws of the State of New York, the United States of America and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.       The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C.       We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; (ii) any waiver (whether or not stated as such) of, or any consent relating to, unknown future rights or the rights of any party existing, or duties owing to it, as a matter of law; (iii) any waiver (whether or not stated as such) of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iv) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (v) any provision waiving the right to object to venue in any court; (vi) any agreement to submit to the jurisdiction of any Federal court; (vii) any waiver of the right to jury trial or (viii) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

Eros International Plc

December 6, 2017

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement, and under the caption “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Gibson, Dunn & Crutcher LLP